July 19, 2024



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Angela Hilt, Executive Vice President, Chief Legal Officer
Ike Adeyemi, Vice President, Corporate Secretary & Associate General Counsel Jinho Joo, Senior Director of Legal
Cheryl Brice, Assistant Secretary and Senior Corporate & Securities Specialist Tracy Tong, Senior Corporate Counsel

Sincerely,

/s/ Nina Barton

Name:  Nina Barton
Title:    EVP and Group President - Care & Connection